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                                EXHIBIT 1A

     The undersigned, Kevin Keefe, Vice President and Assistant Secretary of The Equitable Life Assurance Society of the United States, does hereby certify that at a meeting of the Board of Directors held on July 17, 1986, at which a quorum was present, the resolution attached hereto, upon motion duly made, seconded and carried, was unanimously adopted.

     I further certify that the aforesaid resolution has not been in any way modified or rescinded as of this date.


Dated: September 18, 1986


                                                   /s/ Kevin Keefe
                                                   ----------------------

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                                                     OFFICIAL NOTICE
                                                Bd. Res. 55-86, adopted by
                                                   Board of Directors
                                                       July 17, 1986


                                                 /s/ B.H. Walker
                                                 ----------------------
                                                 Vice President and Secretary



                                  RESOLUTIONS RE
                  REORGANIZATION OF SEPARATE ACCOUNTS NOS. 301-304
                  ------------------------------------------------

     WHEREAS, it has been recommended (i) that Equitable reorganize Separate Accounts Nos. 301-304 (the "Separate Accounts") into one separate account organized as a unit investment trust ("UIT") with an underlying mutual fund (the "Fund"), (ii) that POA's existing group variable annuity contracts for the IRA and TSA markets (the "Contracts") currently being funded through the Separate Accounts be funded through the UIT, and (iii) that Integrity Life Insurance Company ("Integrity") perform administrative, recordkeeping and investment advisory functions for the Contracts and the UIT now being performed by POA, all as more fully set forth in the memorandum dated July 1, 1986, from Senior Vice President Hart and Integrity President Maisano to Executive Vice President and Chief Investment Officer Walsh and Executive Vice President Wilde, submitted to and filed with the records of this meeting;

     NOW, THEREFORE, BE IT

     RESOLVED, That the proposed reorganization of the Separate Accounts, as set forth in the memorandum of Senior Vice President Hart and Integrity President Maisano, is hereby authorized and approved; and

     FURTHER RESOLVED, That all matters contemplated by the reorganization, including but not limited to:

     1) the combination of the Separate Accounts into one separate account organized as a UIT,

     2) the investment of the assets of the UIT in the Fund, and

     3) the assumption of administrative, recordkeeping and investment responsibilities for the Contracts and the Fund by Integrity,

are hereby authorized and approved, subject to regulatory and participant approval of the reorganization.

     RESOLVED, That authority is hereby granted to seek all necessary regulatory approvals, including without limitation, the amendment of the registration statements of the Separate Accounts and the filing of exemptive applications and amendments thereto, and to take all further necessary or desirable actions in connection with the reorganization of the Separate Accounts and the transfer of administration of the Contracts to Integrity.